EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan and the TorreyPines Therapeutics, Inc. 2000 Equity Incentive Plan of our report dated March 24, 2006, with respect to the consolidated financial statements of TPTX, Inc. (formerly TorreyPines Therapeutics, Inc.) for the year ended December 31, 2005 included in the Form 424B3 for TorreyPines Therapeutics, Inc. (formerly Axonyx Inc.) and TPTX, Inc. filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

San Diego, California
October 26, 2006